Exhibit 99.2

NOVEMBER 2025 Acquisition of Mersana Therapeutics

2 Confidential Information. For internal use only. Day One’s Mission Inspired by the urgent needs of children, Day One creatively and intentionally develops new medicines for people of all ages with life - threatening diseases

Forward Looking Statements 3 This communication contains forward - looking statements. Forward - looking statements are generally identified by the words “expect s”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will”, “goal” and similar expressions. These forward - looking statem ents include, without limitation, statements related to the anticipated consummation of the acquisition of Mersana and the expected benefit s t herefrom; and other statements that are not historical facts. These forward - looking statements are based on Day One’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from tho se anticipated in such forward - looking statements as a result of these risks and uncertainties, which include, without limitation, risks related t o Day One’s ability to complete the transaction on the proposed terms and schedule, or at all; whether the various conditions to the cons umm ation of the transaction under the merger agreement will be satisfied or waived; whether stockholders of Mersana tender sufficient shares in the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agr eement; the outcome of legal proceedings that may be instituted against Day One, Mersana and/or others relating to the transaction and th e r isk that such legal proceedings may result in significant costs of defense, indemnification and liability; the failure (or delay) to receiv e t he required regulatory approvals relating to the transaction; the possibility that competing offers will be made; disruption from the pro pos ed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the r isk that Day One will not be able to retain the employees of Mersana following the closing of the transaction given the at - will nature of their e mployment; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration ma y be more difficult, time - consuming or costly than expected or that the expected benefits of the transaction will not occur; risks associa ted with developing product candidates; risks and uncertainties related to unforeseen delays that may impact the timing of clinical tr ial s and reporting data; risks related to future opportunities and plans for Mersana and its product candidates, including uncertainty of the ex pec ted financial performance of Mersana and its product candidates and the possibility that the milestone payments related to the contingent v alu e right will never be achieved and that no milestone payment may be made; the possibility that if Day One does not achieve the perceived bene fits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Day One’ s s hares could decline; as well as other risks related to Day One’s and Mersana’s businesses detailed from time - to - time under the caption “Risk Factors” and elsewhere in Day One’s and Mersana’s respective SEC filings and reports, including their respective Annual Reports on Form 1 0 - K for the year ended December 31, 2024 and subsequent quarterly and current reports filed with the SEC. Day One undertakes no duty or o bli gation to update any forward - looking statements contained in this communication as a result of new information, future events or changes i n their expectations, except as required by law.

4 Agenda & Day One Participants Overview & Opportunity Jeremy Bender (Chief Executive Officer) Transaction Rationale Michael Vasconcelles (Head of R&D) Financial Overview & Transaction Details Charles York (Chief Operating & Chief Financial Officer) Q&A Session All Participants

Overview and Opportunity 5 Jeremy Bender Chief Executive Officer

A Compelling Opportunity Aligned With Our Mission 6 ACC, Adenoid Cystic Carcinoma. Emi - Le, Emiltatug Ledadotin The Emi - Le program strengthens our mission, providing a novel opportunity for an innovative therapy with transformative impact Day One's existing research and development expertise, and commercial capabilities, are well positioned to reach underserved patient populations, such as ACC Our Mission Inspired by the urgent needs of children, Day One creatively and intentionally develops new medicines for people of all ages with life - threatening diseases Emi - Le represents a potential first - in - class, targeted treatment option for patients with ACC Patients with Adenoid Cystic Carcinoma have no approved therapy

Transaction Rationale 7 Michael Vasconcelles Head of R&D

Emi-Le Represents A Transformational Opportunity To Address The Unmet Need For Patients With Adenoid Cystic Carcinoma (ACC)

Emi-Le

(Emiltatug Ledadotin)[1]

Potential First-in-Class B7-H4-targeted ADC opportunity in ACC

- ACC is a rare cancer, with an annual US incidence of ~1,300 patients[2]
- Recurrent/metastatic ACC often presents with aggressive features; no approved therapeutic options exist[2]

- B7-H4 is highly and uniformly overexpressed in patients with recurrent/metastatic ACC[3]
- B7-H4 is also expressed in other adult and pediatric tumor types with high unmet need[4]

- Emi-Le is a B7-H4-directed ADC, utilizing a target-optimized molecular design and a proprietary linker-payload (Dolasynthen)[5]
- Measurable anti-tumor activity observed in patients living with ACC-1 and a well-defined safety profile support accelerated clinical development[1,6]

1. Hamilton EP et al. 2025 ASCO Annual Meeting; 2. Adenoid Cystic Carcinoma Research Foundation; 3. Mota Siquera J et al 2024 *Modern Pathology; 4*. Dawidowicz M et al 2024 *Cancers*; 5. Fessler et al 2023 *Mol Cancer Ther* ; 6. Hamilton E et al 2025 ESMO Breast Cancer

8

Day One BIOPHARMACEUTICALS

Financial Overview & Transaction Details 9 Charles York Chief Operating Officer & Chief Financial Officer

Financial Overview And Transaction Details 10 Major EMA market includes France, Germany, Italy, Spain or the United Kingdom. Emi - Le, Emiltatug Ledadotin Purchase Price $25 per share Approximately $129 million in aggregate One Non - Tradeable Contingent Value Right (CVR) Up to $30.25 per share Approximately $156 million in aggregate Transaction funded with existing cash resources. Strong cash position and financial profile expected to advance Emi - Le through potential approval with no additional financing. Clinical Milestones - A development milestone related to an existing partnership agreement: $1.25 per share - Breakthrough Therapy Designation for ACC granted by FDA: $1.00 per share - Initiation of registrational trial for ACC: $4.00 per share Regulatory/Sales Milestones - Accelerated approval granted by FDA in ACC: $9.00 per share - 1st commercial sale in major EMA markets: $2.00 per share - 1st commercial sale in Japan: $1.00 per share - Annual net sales exceed $100mm by 2032: $2.00 per share - Annual net sales exceed $200mm by 2035: $4.00 per share - Annual net sales exceed $300mm by 2037: $6.00 per share One Non - Tradeable Contingent Value Right (CVR) Milestones

Thank You